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                                                                  EXHIBIT 3.1(c)


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                 OF BIGMAR, INC.

       Bigmar, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

       1. That the name of the corporation (hereinafter called the "Corporation") is Bigmar, Inc.

       2. That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

       FOURTH: The total number of shares of all classes of stock to which the Corporation shall have authority to issue is twenty-five million (25,000,000) consisting of the following classes: (i) twenty million (20,000,000) shares of common stock, par value $.001; (ii) five million (5,000,000) shares of preferred stock, par value $.001.

       3. That the amendment herein certified was duly adopted in accordance with the provisions of section 242 of the General Incorporation Law of the State of Delaware.

       4. That the effective time of the amendment herein certified shall be upon the filing date of this Certificate of Amendment.

       IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by John G. Tramontana, its President and Chief Executive Officer, this 5th day of June, 1998.


                                         BIGMAR, INC.

                                         By:  /s/ John G. Tramontana
                                            -----------------------------
                                                  John G. Tramontana
                                                  President and CEO

ATTEST:

/s/ Michael K. Medors
------------------------
Michael K. Medors
Secretary